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NEWS RELEASE
FOR IMMEDIATE RELEASE


             VITAL SIGNS, INC. ANNOUNCES PROJECTIONS FOR FISCAL 2005

                  TOTOWA, N.J., October 15, 2004 -- VITAL SIGNS, INC. (NASDAQ:
VITL) today announced its guidance for projected fully diluted earnings per share from continuing operations for fiscal 2005, which began October 1, 2004, to be between $2.10 and $2.15 per share, an approximately a 20% increase over our estimated earnings of $1.74 to $1.77 for fiscal 2004. Fiscal 2004 estimates are prior to internal review and prior to audit. Terry Wall, President and CEO of Vital Signs, commented, "We expect to see continued improvement in our Anesthesia and Respiratory/Critical segments resulting from an increase in sales volume from our Premier contracts and achieving the full year effect of productivity improvement initiatives which were begun in fiscal 2004. Our Sleep segment is expected to show significant improvement starting in the third quarter of fiscal 2005 when Breas, (our European subsidiary and manufacturer of personal ventilators and CPAP devices), begins to ship its new products some of which were exhibited at the European Respiratory Show in September."

         All statements in this press release (including without limitation our guidance with respect to anticipated results for fiscal 2004 and as to anticipated full-year 2005 results), other than historical statements, constitute Forward Looking Statements under the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from such statements as a result of a variety of risks and uncertainties, including unanticipated delays in bringing products to market, market conditions, and competitive responses as well as other factors referred to by Vital Signs in its Annual Report on Form 10-K for the year ended September 30, 2003.

         Vital Signs, Inc. and its subsidiaries design, manufacture and market primarily single-use medical products for the anesthesia, respiratory/critical care and sleep/ventilation markets, achieving the number one market share position in five of its major product categories. In addition, we provide pharmaceutical technology services to the pharmaceutical and medical device industry. The Company was recognized in the October 27, 2003 issue of Forbes Magazine as one of "The 200 Best Small Companies". Vital Signs is ISO 9001 certified and has CE Mark approval for its products.


FOR FURTHER INFORMATION, CONTACT:               Terry D. Wall, President
                                                      (973) 790-1330
                                                http://www.vital-signs.com